Exhibit 99.2

TRAVELPORT PLANS AN INITIAL PUBLIC OFFERING

OF ORBITZ WORLDWIDE

NEW YORK, NY, May 10, 2007— Travelport Limited, the parent company of the Travelport group of companies, today announced that its wholly owned subsidiary, Orbitz Worldwide, Inc., has filed a registration statement with the Securities and Exchange Commission for the sale by Travelport of a portion of its ownership interest in Orbitz Worldwide in a planned initial public offering.  Orbitz Worldwide will not receive any proceeds from the offering.  Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and J. P. Morgan Securities Inc. are serving as joint book-running managers of the offering.  The initial public offering is expected to take place in the third quarter of 2007.

A copy of the prospectus relating to the shares of Orbitz Worldwide, Inc. common stock may be obtained, when available, from Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or via email at prospectus@morganstanley.com; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com; Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, e-mail: jennifer_maldonado@adp.com or fax: (631) 254-7268; or J.P. Morgan Securities Inc., Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Distribution & Support Service, telephone: 1-866-430-0686.

A registration statement relating to the shares of Orbitz Worldwide common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The shares of Orbitz Worldwide common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Orbitz Worldwide common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Travelport

Travelport is one of the world’s largest travel conglomerates. It operates 20 leading brands including Galileo, a global distribution system (GDS); Orbitz Worldwide, an on-line travel agency; and Gullivers Travel Associates, a wholesaler of travel content. With 2006 revenues of $2.6 billion, the Company has 8,000 employees and operates in 130 countries. Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products.  Orbitz Worldwide owns and operates a strong portfolio of consumer brands that includes Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network and corporate travel brands Orbitz for Business and Travelport for Business.

We can give no assurances that the aforementioned initial public offering will be consummated. Prior to consummating the initial public offering, Travelport and Orbitz Worldwide will need to complete the negotiation of the financial and other terms, including the initial public offering price. In addition, consummation of the initial public offering is subject to market conditions and other factors outside of the control of Travelport and Orbitz Worldwide.

Media Contacts:

Elliot Bloom

Travelport

212-915-9110 (office)

917-783-2262 (mobile)

elliot.bloom@travelport.com

Brian Hoyt

Orbitz Worldwide — Americas

312-894-6890 (office)

312-752-5436 (mobile)

bhoyt@orbitz.com

Investor Contact:

Raffaele Sadun

Travelport

973-939-1220

raffaele.sadun@travelport.com